Exhibit 99.1

PRESS RELEASE

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
FOR IMMEDIATE RELEASE		713-947-4422

Ken Dennard / ksdennard@drg-l.com Karen Roan / kcroan@drg-l.com DRG&L / 713-529-6600

POWELL INDUSTRIES NAMES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON — AUGUST 7, 2012 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, today announced that its Board of Directors has named Michael A. Lucas President and Chief Executive Officer of the Company, effective August 20, 2012. For the past 14 years, Mr. Lucas has held various senior management positions at Emerson, most recently as President, Emerson Network Power Energy Systems, a $1.2 billion global provider of high reliability power systems and project services.

Thomas W. Powell, Chief Executive Officer, stated, “On behalf of our Board of Directors and the Company, I am extremely pleased to welcome Michael to Powell. His 27 years of professional sales, operational and general management experience, both domestic and international, will be of great value to our organization. He has industry expertise in power systems, power quality, process control and instrumentation, and industrial automation and has been involved with numerous product lines that relate to Powell’s products and solutions.

“The board conducted a thorough search for this position, and we believe that Michael is the ideal person to lead Powell, build upon its prior accomplishments and achieve even greater success in the future. We look forward to the benefits his knowledge and leadership skills will bring and are confident we have the right team in place for Powell, its employees and its shareholders,” concluded Powell.

Previously, Mr. Lucas held numerous senior management roles at Emerson, including Vice President, Global Operations, Energy Systems; President, Energy Systems for Europe/Middle East/Africa; President, Connectivity Solutions; President, Sola/Hevi-Duty; and Vice President General Manager, Remote Automation Solutions. While leading those businesses, he operated in various end user markets including oil and gas, discrete manufacturing, telecommunications and food and beverage. Prior to joining Emerson, he was Director of Business Development at Alfa Laval Automation, Inc., a division of ABB Industrial Systems, and served as a Senior Product Manager at Cutler-Hammer, Inc., a division of Eaton Corporation. He graduated from Bradley University in Peoria, Illinois with a Bachelor of Science in Electrical Engineering and received his MBA from the University of Chicago.

Thomas Powell has served as Chief Executive Officer and President of Powell on an interim basis since September 2011. Mr. Powell, who has served as the Company’s Chairman of the Board since 1984, will relinquish the role of President and CEO and again serve as non-executive Chairman of the Board, effective August 20, 2012.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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